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The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated November 29, 2005

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 3, 2005)

16,500,000 Shares

Common Shares

We are offering 16,500,000 of our common shares, $5 par value per common share.

Our common shares are listed on the New York Stock Exchange, or NYSE, and trade under the symbol "NU." The last reported sale price of our common shares on the New York Stock Exchange on November 28, 2005 was $18.88 per common share.

Investing in our common shares involves risks. See "Risk Factors" beginning on page S-4 of this prospectus supplement.

	Per Common Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters a 30-day option to purchase up to 2,475,000 additional common shares, on the same terms set forth above, if the underwriters sell more than 16,500,000 common shares in the offering. See "Underwriting."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares on or about                       , 2005.

Joint Book-Running Managers
LEHMAN BROTHERS	JPMORGAN

BANC OF AMERICA SECURITIES LLC	CITIGROUP	WACHOVIA SECURITIES
A.G. EDWARDS		LAZARD CAPITAL MARKETS

                       , 2005

TABLE OF CONTENTS

Prospectus Supplement

About This Prospectus Supplement	S-1
Forward Looking Statements	S-1
Prospectus Supplement Summary	S-2
Risk Factors	S-4
Use of Proceeds	S-8
Selected Historical Consolidated Financial Information	S-8
Capitalization	S-9
Common Share Price Range and Dividends	S-10
U.S. Federal Tax Considerations for Non-U.S. Purchasers	S-11
Underwriting	S-14
Legal Opinions	S-19
Experts	S-19
Documents Incorporated by Reference	S-20

Prospectus

Where You Can Find More Information	2
Documents Incorporated by Reference	2
Forward-Looking Statements	3
About This Prospectus	4
Northeast Utilities	4
Risk Factors	6
Ratios of Earnings To Fixed Charges	8
Use of Proceeds	8
Description of Securities Registered	9
Legal Opinions	23
Experts	23
Plan of Distribution	24

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read this entire prospectus supplement as well as the accompanying prospectus and the documents incorporated by reference that are described under "Documents Incorporated by Reference" in this prospectus supplement and the accompanying prospectus. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

        In this prospectus supplement, unless the context indicates otherwise, the words "NU," "the Company," "we," "our," "ours" and "us" refer to Northeast Utilities.

FORWARD-LOOKING STATEMENTS

        This document includes statements concerning our expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases you can identify these forward looking statements by words such as "estimate," "expect," "anticipate," "intend," "plan," "believe," "forecast," "should," "could," and similar expressions. Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements. Factors that may cause actual results or outcomes to differ materially from those included in the forward looking statements include, but are not limited to, actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policy, expiration or initiation of significant energy supply contracts, changes in levels of capital expenditures, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, effectiveness of our risk management policies and procedures, changes in accounting standards and financial reporting regulations, fluctuations in the value of electricity positions, methods, timing and results of disposition of our competitive businesses, actions of rating agencies, terrorist attacks on domestic energy facilities and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Securities and Exchange Commission. Except to the extent required by federal securities laws, we undertake no obligation to update the information contained in any forward looking statements to reflect developments or circumstances occurring after the statement is made.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus carefully before making an investment decision.

The Company

        We are the parent company of the Northeast Utilities system. The NU system furnishes franchised retail electric service to approximately 1.9 million customers in 419 cities and towns in Connecticut, New Hampshire and western Massachusetts through three of our wholly-owned subsidiaries: The Connecticut Light and Power Company ("CL&P"), Public Service Company of New Hampshire ("PSNH") and Western Massachusetts Electric Company ("WMECO").

        The NU system also furnishes franchised retail natural gas service in a large part of Connecticut through Yankee Gas Services Company ("Yankee Gas"), the largest natural gas distribution company in Connecticut. Yankee Gas is a wholly-owned subsidiary of Yankee Energy System, Inc., which in turn is a wholly-owned subsidiary of ours. Yankee Gas serves approximately 194,000 residential, commercial and industrial customers in 71 cities and towns in Connecticut, including large portions of the central and southwest sections of the state.

        Through our wholly-owned subsidiary, NU Enterprises, Inc. ("NU Enterprises"), we own a number of competitive energy and related businesses. These subsidiaries include Select Energy Services, Inc., a provider of energy management, demand-side management and related consulting services for commercial, industrial and institutional customers and electric utility companies; Northeast Generation Company, which holds certain of our competitive hydroelectric and pumped storage generation facilities; Northeast Generation Services Company, a corporation that maintains and services fossil and hydroelectric facilities and provides high-voltage electrical contracting services, and Select Energy, Inc. ("Select Energy"), a corporation engaged in the marketing, transportation, storage and sale of energy commodities, at wholesale and retail, in designated geographical areas.

        The NU system is regulated in virtually all aspects of its business by various federal and state agencies, including the Securities and Exchange Commission, the Federal Energy Regulatory Commission ("FERC"), the Nuclear Regulatory Commission and various state and/or local regulatory authorities with jurisdiction over the industry and the service areas in which each company operates.

        Our principal executive office is located at One Federal Street, Building 111-4, Springfield, Massachusetts 01105, telephone number (413) 785-5871. Our general business offices are located at 107 Selden Street, Berlin, Connecticut 06037, telephone number (860) 665-5000.

Recent Developments

        On March 9, 2005, we announced that NU Enterprises would exit its wholesale marketing business, which it conducts through its subsidiary Select Energy, and its competitive energy services businesses. Since that announcement, NU Enterprises has exited a substantial part of its wholesale marketing business through selling or restructuring longer term contracts, and allowing shorter term contracts to expire without being renewed. We have also sold two of our six competitive energy services businesses for approximately $6 million, and the remaining businesses are currently being marketed.

        On November 7, 2005, we announced our decision to exit the remainder of our competitive businesses, which includes our competitive generation and retail marketing businesses. To implement our decision, we have initiated a process to sell our 1,440 megawatts of competitive generation assets in Massachusetts and Connecticut, and our retail marketing business.

        Our principal objectives in exiting our competitive businesses are:

  •
  To transition toward a simplified, 100% regulated business model,

  •
  To strengthen our balance sheet in order to finance our utility subsidiaries' capital expenditure program,

  •
  To reduce our general business risk profile and increase our financial flexibility, and

  •
  To enhance our earnings visibility.

        We expect to complete the exit from all our competitive businesses by the end of 2006. We intend to apply any net proceeds from these asset sales to debt reduction and the financing of our regulated businesses' capital spending programs.

The Offering

Issuer	Northeast Utilities
Common shares offered	16,500,000 common shares, $5.00 par value per common share(a)
Approximate number of common shares to be outstanding after this offering	146,570,036 common shares(a)(b)
Exchange listing	Our common shares are listed on the New York Stock Exchange under the symbol "NU."
Use of proceeds	To finance capital expenditures by our utility subsidiaries and for general corporate purposes, including funding the exit from our competitive businesses.
Transfer Agent and Registrar	The Bank of New York serves as transfer agent and registrar for the common shares.
Risk Factors	Investing in our common shares involves risks. See "Risk Factors" beginning on page S-4 of this prospectus supplement.

(a)
Does not include up to 2,475,000 common shares that may be purchased by the underwriters pursuant to their 30-day purchase option.

(b)
Based on 130,070,036 common shares outstanding as of October 31, 2005.

RISK FACTORS

        Investing in our common shares involves risk. You should carefully consider all of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to make an investment. In particular, you should carefully consider the risks and uncertainties referred to below. These risks and uncertainties are those that we have identified as the most significant to a decision whether or not to invest in our common shares. There may be additional risks that are not currently known to us or that we do not currently consider important.

Risks Related to the Exit from our Competitive Businesses

        On March 9, 2005, we announced the decision to exit our wholesale marketing business and divest our energy services businesses, and on November 7, 2005 we announced the decision to exit the retail marketing and competitive generation businesses which constitute the remainder of our competitive businesses.

        NU Enterprises has disposed of a substantial part of its wholesale business and is in the process of selling certain of its services businesses. As of November 4, 2005, NU Enterprises has paid or agreed to pay an aggregate of approximately $242 million either to counterparties or third parties to terminate or assign its wholesale obligations. Because of recent energy price movements, these transactions are proving far costlier than we anticipated in March 2005, significantly affecting our liquidity and financial condition. Our ability to execute the remainder of our divestiture plan and meet our other corporate objectives could be negatively affected if we are unable to procure needed capital.

        As of November 4, 2005, Select Energy has reached agreements to terminate or assign an estimated net 7.4 million megawatt-hours of wholesale electric sales obligations. Select Energy still has an estimated net 2.4 million megawatt-hours of wholesale electric sales obligations through 2013, though sales volumes will likely be affected by weather, economic factors, and each contract's relative price compared with alternative sources of electricity.

        The wholesale marketing business, until fully disposed of, will continue to present financial risk to us from a variety of perspectives. These include earnings volatility around Select Energy's portfolio of electric supply contracts, which are accounted for on a mark-to-market basis until disposed of. We have recorded after tax losses associated with this portfolio during the first, second and third quarters of 2005 of $120.1 million, $44.2 million and $75 million, respectively. The combined first, second and third quarter after-tax aggregate earnings charge of $239.3 million may not be adequate to absorb future negative price movements which may occur or further charges that may be required to be taken as the portfolio is divested. Two significant remaining wholesale contracts expiring in 2008 and 2013, respectively, pose an additional level of risk due to the possibility that Select Energy may have to serve much higher levels of load than were previously anticipated. We expect, at price levels prevailing at November 4, 2005, to record a pre-tax charge of $37 million in the fourth quarter of 2005 to purchase supply for an increase in the load forecasts related to these contracts.

        In addition, recently, the cost to exit several wholesale contracts was significantly more than Select Energy's mark-to-market. During the third quarter of 2005, Select Energy entered into a transaction under which it agreed to pay approximately $20 million in excess of its mark-to-market price to settle a wholesale sales obligation in New England. In addition, on October 28, 2005, Select Energy signed a contract with a third party wholesale power marketer to assign certain sales and purchase obligations in New England that extend to 2009. Select Energy will recognize a pre-tax loss in the fourth quarter of 2005 of $11.8 million when the exit cost of these obligations is compared to the September 30, 2005 mark-to-market. Future contract settlements could also be at amounts higher than NU's mark-to-market amounts.

        Select Energy will continue to be dependent upon the financial reliability of its counterparties and its ability to manage its wholesale marketing portfolio of contracts and assets within acceptable risk parameters until these contracts are divested. The net fair value position of the wholesale portfolio at September 30, 2005 was a liability of $239.9 million.

        Our decision to exit the retail marketing and generation businesses could have material negative financial implications for the fourth quarter of 2005 or in 2006, depending on the outcome of a number of factors, including the resolution of certain accounting issues related to impairment of assets and goodwill, recognition of closure costs, recognition of losses in settling energy contracts, recognition of changes in the fair value of derivative contracts, and how the disposition of those businesses is accomplished. We could record charges in the fourth quarter of 2005 associated with these matters.

        Exiting from Select Energy's retail and remaining wholesale obligations could have an adverse impact on our liquidity. The book value of our competitive generating assets is approximately $825 million. Our equity investment in Select Energy's combined wholesale, retail and generation businesses is approximately $156.4 million at September 30, 2005. Should we fail to realize this equity amount on the sale of these businesses after payment or assumption of all related debt, we could incur further charges.

        To date, Select Energy's contract terminations have been on terms where Select Energy settled with its counterparty for a sum of money and obtained a full release from further liability on the contract. Future contract terminations may be negotiated on terms whereby Select Energy's obligations are assigned to a credit-worthy third party but a release from Select Energy's customer is not obtained. In such circumstances, Select Energy or another NU company would still be liable to the customer should the third party default. Any such contingent liabilities could remain open for extended periods of time.

        We currently expect, but cannot assure, that we will achieve the complete exit from our competitive businesses by the end of 2006.

Risks Related to NU Enterprises' Wholesale and Retail Marketing and Competitive Generation Businesses

        A significant portion of Select Energy's competitive energy marketing activities has been providing electricity to full requirements customers, which are primarily regulated local distribution companies ("LDC") and commercial and industrial retail customers. Under the terms of full requirements contracts, Select Energy is required to provide a percentage of the LDC's electricity requirements at all times. The volumes sold under these contracts vary based on the usage of the LDC's retail electric customers, and usage is dependent upon factors outside of Select Energy's control, such as unanticipated migration or inflow of customers. The varying sales volumes could be different than the supply volumes that Select Energy expected to utilize, either from its owned limited generation or from electricity purchase contracts, to serve the full requirements contracts. Differences between actual sales volumes and supply volumes can require Select Energy to purchase additional electricity or sell excess electricity, both of which are subject to market conditions such as weather, plant availability, transmission congestion, and potentially volatile price fluctuations that can impact prices and, in turn, Select Energy's margins.

        Until Select Energy disposes of its retail electric and gas marketing business, it will be subject to a number of ongoing risks which are similar, though of a lesser magnitude, to those of the wholesale marketing business. Fluctuations in prices, fuel costs, competitive conditions, regulations, weather, transmission costs, lack of market liquidity, plant outages and other factors can all impact the retail business adversely from time to time. Extreme price volatility in the third quarter appears to be responsible for a decline in new business in both the retail gas and electric sectors, which may affect Select Energy's ability to dispose of this business in accordance with its present expectations.

        The competitive generation business is also subject to these risks. The future values of locational installed capacity credits which may become available to the owners of generation in the New England market in the future have not been determined and are subject to regulatory decision-making over which we have no control.

Risks Related to Liquidity and Collateral Calls

        Our senior unsecured debt ratings by Moody's Investors' Service and Standard & Poor's, Inc. are currently Baa2 and BBB-, respectively, with stable outlooks. Were either of these ratings to decline to non-investment grade level, Select Energy could be asked to provide, as of September 30, 2005, approximately $533 million of collateral or letters of credit to unaffiliated counterparties and $125 million to several independent system operators and LDCs under agreements largely guaranteed by us. While our credit facilities are in amounts that would be adequate to meet calls at that level, our ability to meet any future calls would depend on our liquidity and access to bank lines and the capital markets at such time.

Risks Related to the Need for Future Financings

        We expect to obtain the liquidity needed to fund the exit from our remaining wholesale and retail marketing businesses through bank borrowings and a portion of the proceeds from the sale of our common shares offered hereby. While we are reasonably confident these transactions can be effected on a timely basis and on reasonable terms, failure to obtain such financing could delay our ability to exit our competitive businesses and constrain our ability to finance regulated capital projects. In addition, any downgrade of our operating company securities ratings could negatively impact the cost or availability of capital to such companies.

Risks Associated with the Transmission Operations of Our Utility Subsidiaries

        We have, primarily through our subsidiary CL&P, undertaken a substantial transmission capital investment program over the past several years and expect to invest more than $2.3 billion in regulated electric transmission infrastructure from 2006 through 2010. Included in this amount is approximately $1.5 billion for costs associated with construction of two Connecticut 345 kV transmission lines from Middletown to Norwalk and Bethel to Norwalk; replacement of an undersea electric transmission line between Norwalk and Northport, New York; and two 115 kV underground transmission lines between Norwalk and Stamford, Connecticut. The regulatory approval process for these transmission projects has encompassed an extensive permitting, design and technical approval process. Various factors have resulted in increased cost estimates and delayed construction. Recoverability of all such investments in rates may be subject to prudence review at the FERC at the time such projects are placed in service. While we believe that all such expenses have been prudently incurred, we cannot predict the outcome of future reviews should they occur.

        The projects are expected to help alleviate reliability issues in southwest Connecticut and to help reduce customers' costs in all of Connecticut. However, if due to further regulatory or other delays, the projected in-service date for one or more of these projects is delayed, there may be increased risk of failures in the existing electricity transmission system in southwestern Connecticut and supply interruptions or blackouts may occur.

        The successful implementation of our transmission construction plans is also subject to the risk that new legislation, regulations or judicial or regulatory interpretations of applicable law or regulations could impact our ability to meet our construction schedule and/or require us to incur additional expenses, and may adversely affect our ability to achieve forecasted levels of revenues.

Risks Associated with the Distribution Operations of Our Utility Subsidiaries

        CL&P and WMECO procure energy for a substantial portion of their customers via requests for proposal on an annual, semi-annual or quarterly basis. There is a risk that any given solicitation will not be fully subscribed or that prices will be much higher than current prices. CL&P and WMECO receive approvals of recovery of these contract prices from the Connecticut Department of Public

Utility Control and the Massachusetts Department of Telecommunications and Energy, respectively. While both regulators have consistently approved solicitation processes, results and recovery of costs, we cannot predict the outcome of future solicitation efforts or the regulatory proceedings related thereto. Recent increases in fuel and energy prices could lead to consumer or regulatory resistance to prompt recovery of such costs.

        The energy requirements for PSNH are currently met primarily through PSNH's generation resources or long-term fixed price contracts. The remaining energy needs are met through spot market or bilateral energy purchases. Unplanned forced outages can increase the level of energy purchases needed by PSNH and therefore increase the market risk associated with procuring the necessary amount of energy to meet requirements. PSNH recovers these costs through its stranded cost recovery charge proceedings, subject to a prudence review.

Litigation-Related Risks

        We and our affiliates are engaged in litigation that could result in the imposition of large cash awards against us. This litigation includes 1) civil lawsuits between Consolidated Edison, Inc. and us relating to our October 13, 1999 Agreement and Plan of Merger and 2) the termination of a decommissioning contract between Connecticut Yankee Atomic Power Corporation, the stock of which is 49 percent owned by subsidiaries of ours, and Bechtel Power Corporation, in which, among other things, the prudence of our actions has been questioned.

        We may also be subject to future litigation based on asserted or unasserted claims and cannot predict the outcome of any of these proceedings. Adverse outcomes in existing or future litigation could result in the imposition of substantial cash damage awards against us.

Risks Associated With Environmental Regulation

        Our subsidiaries' operations are subject to extensive federal, state and local environmental statutes, rules and regulations which regulate, among other things, air emissions, water discharges and the management of hazardous and solid waste. In particular, more stringent regulation of carbon dioxide and mercury emissions have been proposed in various New England states. Compliance with these regulations requires the NU system to incur significant costs relating to environmental monitoring, installation of pollution control equipment, emission fees, maintenance and upgrading of facilities, remediation and permitting. The costs of compliance with these legal requirements may increase in the future. An increase in such costs, unless promptly recovered, could have an adverse impact on our business and results of operations, financial position and cash flows.

        The NU system's failure to comply with environmental laws and regulations, even if due to factors beyond our control, or reinterpretations of existing requirements, could also increase costs.

        Existing environmental laws and regulations may be revised or new laws and regulations seeking to protect the environment may be adopted or become applicable to us or our subsidiaries. Revised or additional laws could result in significant additional expense and operating restrictions on our facilities or increased compliance costs that would negatively impact the value of our competitive generation assets or which may not be fully recoverable in distribution company rates for regulated generation. The cost impact of any such legislation would be dependent upon the specific requirements adopted and cannot be determined at this time.

The Application of Accounting for Derivatives is Complex and Requires Significant Management Judgment

        Most of the contracts used in Select Energy's generation, retail marketing, and wholesale marketing activities are derivatives, and many contracts used by our utility subsidiaries for the purchase or sale of energy or energy-related products are derivatives. The application of derivative accounting under U.S. generally accepted accounting principles is complex and requires management judgment and interpretation. Management enhanced the operating effectiveness and design of internal controls in the first quarter of 2005 in response to a material weakness that was previously identified which related to the application of derivative accounting rules. During the third quarter of 2005, management further enhanced existing internal controls over financial reporting in the area of validating mark-to-market amounts. Management's judgments in the application of derivative accounting rules, depending upon their timing and effect, can have a significant impact on our consolidated net income.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $                  million (approximately $                  million if the underwriters' 30-day purchase option is exercised in full) after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds from this offering to finance capital expenditures by our utility subsidiaries and for general corporate purposes, including providing funds to finance the exit from our competitive businesses. Pending such uses, the net proceeds may be temporarily invested in short-term money market securities or the NU system money pool.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The selected consolidated financial information below was selected or derived from our consolidated financial statements. The unaudited interim period financial information, in our opinion, includes all adjustments, which are normal and recurring in nature, necessary for a fair presentation for the periods shown. Results for the nine months ended September 30, 2005 are not necessarily indicative of results to be expected for the full fiscal year. The information set forth below is qualified in its entirety by and should be read in conjunction with our Management's Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and accompanying prospectus. See "Documents Incorporated by Reference" in this prospectus supplement and in the accompanying prospectus and "Where You Can Find More Information" in the accompanying prospectus.

	As of and For the Nine Months Ended September 30, (unaudited)		As of and For the Years Ended December 31,
	2005	2004	2004	2003	2002
	(Thousands of dollars, except for share information)
Income Statement Data
Operating revenues	$5,519,556	$4,908,837	$6,548,397	$5,943,514	$5,161,091
Operating expenses	5,655,918	4,604,305	6,130,986	5,526,889	4,706,694
Income/(loss) from continuing operations	(218,500)	83,951	118,831	116,434	148,529
Cumulative effect of accounting change, net of tax benefit	—	—	—	(4,741)	—
Income/(loss) from discontinued operations	(21,415)	(425)	(2,243)	4,718	3,580
Net (loss)/income	$(239,915)	$83,526	$116,588	$116,411	$152,109
Common Share Data
Income/(loss) from continuing operations	$(1.68)	$0.65	$0.93	$0.91	$1.15
Income/(loss) from discontinued operations	(0.17)	—	(0.02)	0.04	0.03
Cumulative effect of accounting change, net of tax benefit	—	—	—	(0.04)	—
Basic and fully diluted (loss) earnings	(1.85)	0.65	0.91	0.91	1.18
Cash dividends	0.50	0.46	0.63	0.58	0.53
Book value	$15.62	$18.04	$17.80	$17.73	$17.33
Basic common shares outstanding (average)	129,585,519	128,064,364	128,245,860	127,114,743	129,150,549

Balance Sheet Data
Total assets	$12,929,392	$11,537,689	$11,655,834	$11,216,487	$10,764,880
Rate reduction bonds(1)	1,399,143	1,591,944	1,546,490	1,729,960	1,899,312
Long-term debt, net of current portion	2,998,359	2,839,694	2,789,974	2,481,331	2,287,144
Preferred stock — non-redeemable, net of current portion	116,200	116,200	116,200	116,200	116,200
Common shareholders' equity	$2,031,524	$2,315,670	$2,296,711	$2,264,120	$2,210,521

(1)
Rate reduction bonds are non-recourse to any NU system company.

CAPITALIZATION

        The following table sets forth our consolidated cash position and consolidated debt and equity capitalization as of September 30, 2005 (i) on an historical basis and (ii) as adjusted to give effect to this offering of common shares after deducting the underwriting discount and estimated offering expenses. You should read this table in conjunction with our selected financial data presented elsewhere in this prospectus supplement along with our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. The information set forth below assumes the underwriters do not exercise their 30-day purchase option.

	As of September 30, 2005
	Actual	%	As Adjusted	%
	(Thousands of dollars)

Cash and cash equivalents	$86,194
Consolidated Capitalization
Short-term debt and current maturities	348,387	6.3%
Long-term debt(1)	2,998,359	54.6
Preferred stock, non-redeemable	116,200	2.1
Common shareholders' equity	2,031,524	37.0
Total consolidated capitalization	$5,494,470	100.0%

(1)
Excludes rate reduction bonds of $1,399,143 and current portion of long-term debt of $40,387.

COMMON SHARE PRICE RANGE AND DIVIDENDS

        The following table shows the high and low reported price ranges of our common shares on the New York Stock Exchange and the dividends we paid for the indicated periods.

	High	Low	Dividends Per Common Share
Year Ended December 31, 2003:
First Quarter	$16.06	$13.38	$0.1375
Second Quarter	16.77	13.98	0.1375
Third Quarter	18.28	15.76	0.15
Fourth Quarter	20.17	18.12	0.15
Year Ended December 31, 2004:
First Quarter	20.10	18.35	0.15
Second Quarter	19.50	17.70	0.15
Third Quarter	19.49	18.50	0.1625
Fourth Quarter	20.03	17.30	0.1625
Year Ended December 31, 2005:
First Quarter	19.45	17.84	0.1625
Second Quarter	21.22	18.11	0.1625
Third Quarter	21.79	19.47	0.1750
Fourth quarter (through November 28, 2005)	20.02	17.61	*

        On November 28, 2005, the last reported sale price of our common shares as reported on the New York Stock Exchange was $18.88 per common share. As of October 31, 2005, there were approximately 90,000 holders of record of our common shares.

*
On October 11, 2005, our Board of Trustees declared a dividend in the amount of $0.175 per common share, payable on December 30, 2005, to holders of record on December 1, 2005. Purchasers of the common shares offered hereby will not be entitled to receive this dividend. Future declarations of dividends on our common shares will be made by decision of our Board of Trustees based upon our financial condition and results of operations and any other factors that our Board of Trustees considers relevant.

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. PURCHASERS

        This is a general summary of material U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of our common shares if you become a beneficial owner of common shares and are other than:

  •
  an individual citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in, or under the laws of, the United States or any political subdivision of or in the United States;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust existed on August 20, 1996, was treated as a U.S. person on August 19, 1996 and elected to be treated as a U.S. person.

        If a partnership holds our common shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common shares, you should consult your tax advisor regarding the U.S. federal income tax consequences to you of the acquisition, ownership and disposition of our common shares.

        This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you become a beneficial owner subject to special treatment under U.S. income tax laws, including a former U.S. citizen or resident.

        This summary does not discuss any aspect of state, local or non-U.S. taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service ("IRS") and other applicable authorities, all of which are subject to change, possibly with retroactive effect. This summary is not intended, and should not be construed, as tax advice.

        We urge prospective non-U.S. purchasers to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations with respect to acquiring, holding and disposing of any of our common shares.

Dividends

        In general, any distributions we make to you with respect to our common shares owned by you that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless you are eligible for an exemption from, or a reduced rate of, withholding tax under an applicable income tax treaty and you provide proper certification of your eligibility for such exemption or reduced rate (usually on an IRS Form W-8BEN). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing your basis in our common shares owned by you and, to the extent it exceeds your basis, as gain from the disposition of our common shares owned by you.

        If you are not entitled to benefits under an applicable tax treaty, dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States, or, if you are entitled to benefits under an applicable tax treaty, dividends that are effectively connected with such a trade or business and also attributable to a U.S. permanent establishment maintained by you, generally will not be subject to U.S. withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a "branch profits tax" at a rate of 30%, or a lower rate specified by an applicable income tax treaty. Dividends that are effectively connected with your conduct of a trade or business but that, under an applicable income tax treaty, are not attributable to a U.S. permanent establishment maintained by you may be eligible for a reduced rate of U.S. withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

        If you are eligible for a reduced rate of U.S. withholding tax under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale or Other Disposition of Our Common Shares

        You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common shares owned by you unless:

  •
  the gain is effectively connected with your conduct of a trade or business within the United States and, if you are entitled to benefits under an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by you;

  •
  you are an individual, you hold our common shares owned by you as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

  •
  our common shares constitute a U.S. real property interest within the meaning of the Foreign Investment in Real Property Tax Act ("FIRPTA").

        Our common shares will constitute a U.S. real property interest under FIRPTA if we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes. We do not believe that we are, have been or will become a "U.S. real property holding corporation" for U.S. federal income tax purposes. Even if we were a U.S. real property holding corporation under FIRPTA, gain arising from a disposition of our common shares still would not be subject to FIRPTA tax if our common shares were considered under applicable Treasury regulations to be regularly traded on an established securities market, such as the NYSE, and you did not own, actually or constructively, more than 5% of the total fair market value of our common shares at any time during the five year period ending on the date of disposition.

        Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax, as discussed above, also may apply to such effectively connected gain. If the gain from the sale or disposition of your common shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment maintained by you in the United States, your gain may be exempt from U.S. tax under the treaty. If you are described in the second bullet point above, you generally will be subject to U.S. tax at a rate of 30% on the gain realized, although the gain may be offset by some U.S. source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to you the amount of dividends or other distributions we pay to you and the tax withheld from those payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable income tax treaty. Copies of the information returns reporting those dividends and amounts withheld may also be made available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

        The United States imposes a backup withholding tax on dividends and certain other types of payments to U.S. persons currently at a rate of 28% of the gross amount. You will not be subject to backup withholding tax on dividends you receive on our common shares owned by you if you provide proper certification (usually on an IRS Form W-8BEN) of your status as a non-U.S. person or if you are a corporation or one of several types of entities and organizations that qualify for an exemption.

        Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of our common shares owned by you outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell our common shares owned by you through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report to the IRS the amount of proceeds paid to you and also backup withhold at a rate of 28% of that amount unless you provide appropriate certification (usually on an IRS Form W-8BEN) to the broker of your status as a non-U.S. person or you are a corporation or one of several types of entities and organizations that qualify for exemption. If the appropriate certification is not provided, the amount of proceeds paid to you will be subject to information reporting, and may be subject to backup withholding, if you sell our common shares owned by you outside the United States through the non-U.S. office of a U.S. broker or a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States.

        Any amounts withheld with respect to our common shares owned by you under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Estate Tax

        Our common shares owned or treated as owned by an individual who is not a citizen or resident, as specifically defined for U.S. federal estate tax purposes, of the United States at the time of his or her death will be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

        Lehman Brothers Inc. and J.P. Morgan Securities Inc. are acting as representatives of the underwriters. Under the terms and conditions of an underwriting agreement, which will be filed as an exhibit to a current report on Form 8-K and incorporated by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from us, subject to the conditions contained in the underwriting agreement, the number of common shares shown opposite its name below:

Underwriter	Number of Common Shares
Lehman Brothers Inc.
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Citigroup Global Markets Inc.
Wachovia Capital Markets LLC
A.G. Edwards & Sons, Inc.
Lazard Capital Markets LLC

Total	16,500,000

        The underwriting agreement provides that the underwriters' obligation to purchase the common shares depends on the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the obligation to purchase all of the common shares offered hereby (other than those common shares covered by their option to purchase additional common shares as described below), if any of the common shares are purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The underwriters have advised us that they propose to offer the common shares directly to the public at the public offering price presented on the cover page of this prospectus supplement, and to selected dealers, that may include the underwriters, at the public offering price less a selling concession not in excess of    per common share. The underwriters may allow, and the selected dealers may re-allow, a concession not in excess of    per common share to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

        The following table summarizes the underwriting discounts and commissions to be paid to the underwriters by us. The underwriting discount is the difference between the offering price and the amount the underwriters pay to purchase the common shares from us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional

2,475,000 common shares. The underwriting discounts and commissions equal    % of the public offering price.

Amount We Will Pay
	No Exercise	Full Exercise
Per Common Share	$	$
Total	$	$

        We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $            .

Option to Purchase Additional Common Shares

        We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement to purchase, from time to time, in whole or in part, up to an aggregate of 2,475,000 common shares at the public offering price less underwriting discounts and commissions on the same terms and conditions as set forth above. The underwriters may exercise this option if they sell more than 16,500,000 common shares in the offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common shares based on the underwriter's percentage underwriting commitment in the offering as indicated in the preceding table.

Lock-Up Agreements

        For a period of ninety (90) days after the date of the underwriting agreement (the "Lock-up Period"), we and our Trustees and certain of our executive officers have agreed not to, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any common shares or securities convertible into or exchangeable for common shares (other than the common shares to be issued in this offering and shares issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of the underwriting agreement or pursuant to currently outstanding options, warrants or rights), or sell or grant options, right or warrants with respect to any common shares or securities convertible into or exchangeable for common shares (other than the grant of options pursuant to option plans existing on the date of the underwriting agreement), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such common shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common shares or other securities, in cash or otherwise, (3) file or cause to be filed a registration statement, including any amendment with respect to any common shares or securities convertible, exercisable or exchangeable into common shares or any other securities of ours or (4) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of Lehman Brothers Inc. and J.P. Morgan Securities Inc.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities relating to the offering, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares, in accordance with Regulation M under the Securities Exchange Act of 1934.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates a syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of common shares in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when common shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Offers and Sales in France

        This prospectus is not being distributed pursuant to a public offer in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier), and as a result this prospectus has not been and will not be submitted to the Autorité des Marchés Financiers for approval in France. The common shares offered have not been offered or sold, and will not be offered or sold, directly or indirectly, to the public in France, and this prospectus and any other offering related material has not been distributed and will not be distributed to the public in France. Any offers, sales and distributions have only been and will only be made in France to qualified investors (investisseurs qualifiés) and/or to a restricted group of investors (cercle restreint d'investisseurs), in each case, acting for their own account, all as defined in, and in accordance with, Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code and Decree no. 98-880 dated October 1, 1998. This prospectus is not to be further distributed or reproduced (in whole or in part) in France by the recipients hereof and this prospectus will be distributed on the understanding that any recipients will only participate in the issue or sale of the common shares for their own account and undertake not to transfer, directly or indirectly, the common shares to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

Offers and Sales in Germany

        The common shares have not been and will not be offered to the public within the meaning of the German Sales Prospectus Act (Verkaufsprospektgesetz) or the German Investment Act (Investmentgesetz). The common shares have not been and will not be listed on a German exchange. No sales prospectus pursuant to the German Sales Prospectus Act has been or will be published or circulated in Germany or filed with the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) or any other governmental or regulatory authority in Germany. This prospectus does not constitute an offer to the public in Germany and it does not serve for public distribution of the common shares in Germany. Neither this prospectus, nor any other document issued in connection with this offering, may be issued or distributed to any person in Germany except under circumstances which do not constitute an offer to the public within the meaning of the German Sales Prospectus Act or the German Investment Act.

Offers and Sales in Italy

        The offering has not been registered with the Commissione Nazionale per le Società e la Borsa (CONSOB) pursuant to Italian securities legislation. The common shares may not be offered or sold nor may the prospectus or any other offering materials be distributed in the Republic of Italy unless such offer, sale or distribution is:

  (a)
  made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993 (Decree No. 385), Legislative Decree No. 58 of February 24, 1998, CONSOB Regulation No. 11971 of May 14, 1999 and any other applicable laws and regulations;

  (b)
  made (i) to professional investors (operatori qualificati) as defined in Article 31, second paragraph of CONSOB Regulation No. 11422 of July 1, 1998, as amended, or Regulation No. 11522, (ii) in circumstances where an exemption from the rules governing solicitations to the public at large applies pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended or (iii) to persons located in the Republic of Italy who submit an unsolicited request to purchase common shares; and

  (c)
  in compliance with all relevant Italian securities and tax laws and regulations.

Offers and Sales in the United Kingdom:

        Prior to the expiry of a period of six months from the closing date of this offering, no common shares may be offered or sold, as the case may be, to persons in the United Kingdom, except to persons whose ordinary activities involve them acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the pubic in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended, or the Regulations. Any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA) received in connection with the issue or sale of any common shares may only be communicated or caused to be communicated in circumstances in which section 21(1) of the FSMA does not apply to us. All applicable provisions of the Regulations and of the FSMA with respect to anything done in relation to the common shares in, from or otherwise involving the United Kingdom must be complied with.

Offers and Sales in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each a "Relevant Member State," an offer to the public of any common shares which are the subject of the offering contemplated by this prospectus may not be made to the public in that Relevant Member State, except that an offer of common shares may be made to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Directive, if they are implemented in that Relevant Member State:

  (a)
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Lehman Brothers Inc. and J.P. Morgan Securities Inc. for any such offer; or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares shall result in a requirement for the publication by us or any Manager of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of any common shares to the public" in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase any common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Stamp Taxes

        If you purchase common shares offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Relationships

        Certain of the underwriters and/or their affiliates have performed investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. In addition, we have retained J.P. Morgan Securities Inc. as financial advisor for the intended divestiture of our competitive generation and retail marketing businesses. Lazard Frères & Co. LLC will continue as our financial advisor with respect to the disposition of the remaining wholesale business and as our general financial advisor. The underwriters and/or their affiliates may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business.

Electronic Distribution

        A prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

        Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus supplement or the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

LEGAL OPINIONS

        Legal opinions relating to the validity of the common shares offered hereby will be given for us by Day, Berry & Howard LLP and by Jeffrey C. Miller, Assistant General Counsel of Northeast Utilities Service Company, a service company affiliate of ours. Certain legal matters with respect to the offering of the common shares will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP. As of November 28, 2005, Mr. Miller and the partners of Day, Berry & Howard LLP and the other lawyers in the firm who participated in the preparation of these documents beneficially owned approximately 7,000 and 4,000, respectively, of our common shares.

EXPERTS

        The consolidated financial statements, included in the Company's Current Report on Form 8-K dated November 22, 2005, and the related consolidated financial statement schedules and management's assessment regarding the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports on the consolidated financial statements and related consolidated financial statement schedules express an unqualified opinion and include explanatory paragraphs with respect to the Company's 2003 adoption of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, the Company's restatement of the consolidated balance sheet as of December 31, 2003 and the related consolidated statement of cash flows for the year then ended and the presentation of certain components of the Company's energy services businesses as discontinued operations, and which report on management's assessment and on the effectiveness of internal control over financial reporting expresses an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        With respect to the unaudited interim financial information for the periods ended March 31, 2005 and 2004, June 30, 2005 and 2004 and September 30, 2005 and 2004, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, has applied limited procedures in accordance with the standards of the Public Company Accounting Oversight

Board (United States) for a review of such information. However, as stated in their reports on the Company's Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2005 and June 30, 2005 included in the Company's Current Report on Form 8-K dated November 22, 2005, and in their report on the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, each incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

DOCUMENTS INCORPORATED BY REFERENCE

        The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. In addition to the documents expressly incorporated by reference in the accompanying prospectus, we incorporate by reference the following current reports on Form 8-K filed with the Securities and Exchange Commission:

  •
  Current Reports on Form 8-K dated November 23, 2005, November 22, 2005 and November 18, 2005.

        We will provide to each person to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement. We will deliver this information upon written or oral request and provide this information at no cost to the requester. You should direct your requests to:

      Patricia C. Cosgel
      Assistant Treasurer–Finance
      Northeast Utilities Service Company
      107 Selden Street
      Berlin, Connecticut 06037
      (860) 665-5058
      cosgepc@nu.com

16,500,000 Shares

Common Shares

PROSPECTUS SUPPLEMENT
                      , 2005

Joint Book-Running Managers

LEHMAN BROTHERS

JPMORGAN

BANC OF AMERICA SECURITIES LLC

CITIGROUP

WACHOVIA SECURITIES

A.G. EDWARDS

LAZARD CAPITAL MARKETS

QuickLinks

TABLE OF CONTENTS
Prospectus Supplement
Prospectus
ABOUT THIS PROSPECTUS SUPPLEMENT
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUPPLEMENT SUMMARY
The Company
Recent Developments
The Offering
RISK FACTORS
USE OF PROCEEDS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
CAPITALIZATION
COMMON SHARE PRICE RANGE AND DIVIDENDS
U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. PURCHASERS
UNDERWRITING
LEGAL OPINIONS
EXPERTS
DOCUMENTS INCORPORATED BY REFERENCE